EXHIBIT 99.1

Investor Relations

eOn Communications

800-873-3194

investorrelations@eoncc.com

eOn Communications Reports Fiscal Year 2004 Results and Expects to Resume Profitability in Q1 Fiscal 2005

ATLANTA (September 17, 2004) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and web-based communications solutions, today reported financial results for the fourth quarter and fiscal year ended July 31, 2004. Revenues for the quarter were $6,183,000 compared with $2,770,000 in the 3rd quarter of 2004 and $5,035,000 for the same period last year. Net loss for the quarter was $400,000, or ($0.03) per common share, compared with a net loss of $944,000, or ($0.07) per common share, in the 3rd quarter of 2004 and net income of $207,000, or $0.02 per common share in the quarter ended July 31, 2003.

For the twelve months ended July 31, 2004, revenues were $17,950,000, compared to $17,457,000 in the twelve months ended July 31, 2003. Net loss for the twelve months ended July 31, 2004 was $928,000, or ($0.07) per common share, an improvement of $576,000 from a net loss of $1,504,000, or ($0.12) per share in the prior-year period.

“This quarter’s performance indicates that our business is improving and that we are progressing toward our goal of resuming profitable quarterly growth” said David Lee, eOn’s chairman and chief executive officer. “We remain confident that our investment in China’s emerging contact center market combined with the upswing in activities we are experiencing in our other market segments will enable us to achieve this goal.”

Fourth Quarter Operational Highlights

During the quarter, the Company acquired a controlling interest in Cortelco Shanghai Telecom Equipment Company (“Cortelco Shanghai”), a provider of fiber optic transmission equipment, data communications systems, and network management software in Asia. Cortelco Shanghai’s profits for the two months ended July 31, 2004 were consolidated in eOn’s quarterly results. This acquisition allows eOn to leverage Cortelco Shanghai’s technical service and support infrastructure in China as it expands its eQueue distribution networks.

The Company provided eQueue solutions for customers in China and the US, including Teleweb, one of the largest international consulting, training and outsource service providers in

Asia. In the US, ARAMARK Corporation, a world leader in providing award-winning food and facilities management is using the eQueue to enhance the delivery of services to their customers. Follow-on orders were received from long time eOn customers CallTech, Circuit City, the US Coast Guard, as well as from distribution partners Northrup Grumman, Frequentis USA, and Professional Teledata.

Lee concluded, “We expect that our business plan, which places an emphasis on capturing significant share in emerging international markets, will produce continued improvement in both revenue and earnings during Q1 and throughout our 2005 fiscal year.”

Conference Call

The Company will host a conference call at 4:45 p.m. EDT today, September 17, 2004, to discuss its fiscal 2004 results. To hear the call, dial (800) 289-0496 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications Corporation™ is a leading provider of unified voice, e-mail and web-based communications systems for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Statements of Operations

For the Three Months (Unaudited) and Twelve Months Ended July 31, 2004 and 2003

(Dollars in thousands, except per share data)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2004	2003	2004	2003
Net revenues	$6,183	$5,035	$17,950	$17,457
Cost of revenues	3,557	2,298	8,507	7,478

Gross profit	2,626	2,737	9,443	9,979

Operating expenses:
Selling, general, and administrative	2,029	1,832	7,087	8,667
Research and development	858	693	3,106	2,859
Special charges	—	—	—	(63)

Total operating expenses	2,887	2,525	10,193	11,463

Income (loss) from operations	(261)	212	(750)	(1,484)
Interest income	(32)	(19)	(79)	(99)
Interest expense	3	9	29	35
Other expense, net	107	15	167	84

Income (loss) before income tax and minority interest	(339)	207	(867)	(1,504)

Income tax expense	24	—	24	—

Net income (loss) before minority interest	(363)	207	(891)	(1,504)

Minority Interest	37	—	37	—

Net Income (loss)	$(400)	$207	$(928)	$(1504)

Net income (loss) per common share
Basic and diluted:	$(0.03)	$0.02	$(0.07)	$(0.12)

Weighted average shares outstanding:
Basic and diluted	12,754	12,162	12,522	12,091

eOn Communications Corporation

Balance Sheets

July 31, 2004 and July 31, 2003

(Dollars in thousands)

	July 31, 2004	July 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,679	$3,221
Marketable securities	4,200	4,200
Trade accounts receivable, net – third parties	6,656	2,849
Trade accounts receivable – related parties	615	—
Notes Receivable	528	—
Inventories	2,372	1,879
Other current assets	1,913	134

Total current assets	20,963	12,283

Property and equipment, net	971	1,149
Intangible assets, net	—	2

Total	$21,934	$13,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$5,431	$1,240
Trade accounts payable – related parties	2,049	121
Note payable – current	767	613
Deferred acquisition payment	1,078	—
Accrued expenses and other	1,923	1,996

Total current liabilities	11,248	3,970

Commitments and contingencies	—	—

Minority interest	1,227	—

Stockholders’ equity:
Common stock	13	12
Additional paid-in capital	54,369	53,447
Treasury stock	(1,502)	(1,502)
Accumulated deficit	(43,421)	(42,493)

Total stockholders’ equity	9,459	9,464

Total	$21,934	$13,434